NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2006 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	First-quarter 2006 net income totaled $16.3 million, $2.12 per share, compared with a net loss of $0.9 million, $0.13 per share, in the year-ago quarter.
•
Stratus sold its two 7000 West office buildings at Lantana for $22.3 million on March 27, 2006, resulting in a net $7.8 million, $1.02 per share, gain in the first quarter of 2006. Historical financial results for 7000 West are reported as “discontinued operations.”

•
First-quarter 2006 real estate revenues totaled $11.0 million, including the sale of a 7.5-acre tract in the Barton Creek community for $1.5 million, compared with total real estate revenues of $2.3 million in the first quarter of 2005. A total of 63 lots sold in the first quarter of 2006, compared with 18 lots in the first quarter of 2005.

•
On April 26, 2006, Stratus sold 58 acres at its Lantana community to Advanced Micro Devices, Inc. (AMD) for $21.2 million, resulting in a pre-tax gain of approximately $16 million to be reported in the second quarter of 2006.

•	For the second quarter of 2006, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include at least:
o	38 lots in its Circle C community for $2.3 million
o	20 lots at its Deerfield project for $1.3 million
o	3 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.5 million

	First Quarter
	2006	2005
	(In Thousands, Except
	Per Share Amounts)
Revenues	$11,690	$2,717
Operating income (loss)	1,894	(976)
Net income applicable to common stock:
Net income (loss) from continuing operations	$8,115	$(1,060)
Income from discontinued operations, including net gain on sale	8,187	148
Net income (loss) applicable to common stock	$16,302	$(912)
Diluted net income (loss) per share of common stock:
Continuing operations	$1.06	$(0.15)
Discontinued operations	1.06	0.02
Diluted net income (loss) per share of common stock	$2.12	$(0.13)

Diluted average shares of common stock outstanding	7,697	7,216

AUSTIN, TX, May 10, 2006 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $16.3 million, $2.12 per share, for the first quarter of 2006, compared to a net loss of $0.9 million, $0.13 per share, for the first quarter of 2005. Net income from continuing operations totaled $8.1 million, $1.06 per share, for the first quarter of 2006, compared to a net loss of $1.1 million, $0.15 per share, for the first quarter of 2005. First-quarter 2006 net income from continuing operations included a $6.4 million, $0.83 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance. Recent sales, together with current projections of future results, provide sufficient evidence that Stratus will realize all its remaining deferred tax assets over the remainder of 2006.

As a result of Stratus’ decision during the fourth quarter of 2005 to sell its two 7000 West office buildings at Lantana, the related assets, liabilities, results of operations and cash flows have been segregated in Stratus’ financial statements as “discontinued operations.” On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net $7.8 million, $1.02 per share, gain. Other than the gain from the sale of 7000 West, net income from discontinued operations was $0.4 million, $0.05 per share, in the first quarter of 2006, compared with $0.1 million, $0.02 per share, in the year-ago period. As part of the sale, the buyer assumed the $11.7 million principal balance remaining under Stratus’ 7000 West project loan from Teachers Insurance and Annuity Association of America, resulting in a reduction in Stratus’ total outstanding debt.

Real Estate Revenues. Real estate revenues for the first quarters of 2006 and 2005 included the following sales (revenues in thousands):

	First Quarter
	2006		2005
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	6	$2,902	-	$ -
Calera Court Courtyard Homes	4	2,312	-	-
Mirador Estate	2	1,065	-	-
Wimberly Lane Phase II
Standard Homebuilder	2	301	-	-
Estate	-	-	1	339
Escala Drive Estate	-	-	1	929

Circle C
Meridian	39	2,287	-	-

Deerfield	10	671	16	984

Total Residential	63	9,538	18	2,252

Undeveloped Properties:
Barton Creek	7.5 acres	1,500	-	-

Total Real Estate revenues		$11,038		$2,252

Rental Income and Other Revenues. For the first quarter of 2006, Stratus earned $0.4 million in rental income, primarily related to its nearly 100 percent leased 75,000-square-foot office building at 7500 Rialto Boulevard, compared to $0.3 million for the 2005 period. Stratus expects its rental income to increase throughout the remainder of 2006 following the May 12, 2006 grand opening of Escarpment Village. Stratus’ other revenues include management fees, sales commissions and the sale of development fee credits to third parties. In the first quarter of 2006, Stratus’ sale of development fee credits to third parties totaled $0.2 million, compared with $0.1 million for the 2005 period.

Development Activities. Lantana - On April 26, 2006, Stratus sold approximately 58 acres at its Lantana community for $21.2 million to AMD. During the second quarter of 2006, Stratus expects to recognize a pre-tax gain of approximately $16 million on the AMD sale. The portion of AMD’s campus to be constructed on the 58-acre site consists of approximately 825,000 square feet of office and related uses. Lantana is a partially developed, mixed-use project with remaining Stratus entitlements for approximately 1.9 million square feet of office and retail use on 224 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under existing entitlements.

At March 31, 2006, Stratus’ office building at 7500 Rialto Boulevard had an occupancy rate of approximately 96 percent. As a result of increased demand for office space within Lantana, Stratus commenced construction during January 2006 of a second 75,000-square-foot office building at 7500 Rialto Boulevard.

Calera - During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community. Calera Court, the initial phase of the “Calera” subdivision, will include 17 courtyard homes on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. In the third quarter of 2005, development of these lots was completed and the initial five lots were sold for $2.1 million. Development of the third and last phase of Calera, which will include approximately 70 single-family lots, will commence in mid-2006.

Wimberly Lane Phase II - In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004.

Circle C Community - Stratus has commenced development activities at the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement permits development of approximately 1.0 million square feet of commercial space and 1,730 residential units, including 900 multi-family units and 830 single family residential lots. In 2004, Stratus and the City of Austin amended the Circle C settlement to increase the amount of permitted commercial space from 1.0 million square feet to 1.16 million square feet in exchange for a decrease in allowable multi-family units from 900 units to 504 units. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January 2005. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which includes 134 lots, was substantially completed at the end of 2005. Development of the second phase of

134 lots commenced in the third quarter of 2005 and was substantially completed in March 2006. Stratus estimates its sales from the first two phases of Meridian will total at least 38 lots for $2.3 million during the second quarter of 2006.

In addition, several retail sites at the Circle C community have received final City of Austin approvals and are being developed. Zoning for Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store, was approved during the second quarter of 2004, and construction is progressing with completion expected by mid-2006. In December 2004, Stratus obtained an $18.5 million project loan from Comerica to fund the construction of Escarpment Village, as well as a $22.8 million commitment from the Teachers Insurance and Annuity Association of America for a long-term mortgage for the completed project. The grand opening of the shopping center is set for May 12, 2006, and Stratus expects to close the long-term mortgage in June 2006.

Deerfield - In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank (Comerica) to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had $7.8 million in remaining availability under the loan at March 31, 2006. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects to complete 20 lot sales for $1.3 million during the second quarter of 2006.

Crestview Station - In November 2005, Stratus formed a joint venture partnership with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown-field remediation and permitting of the property, known as the Crestview Station project, for single-family, multi-family, retail and office development, with closings on the single-family and multi-family components expected to occur in 2007 upon completion of the remediation.

The Crestview Station property is divided into three distinct parcels - one containing approximately 46 acres, a second consisting of approximately 27 acres, and a third 0.5-acre tract. The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the 27-acre and 0.5-acre tracts as part of preparing them for residential permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to secure an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005.

Downtown Austin Project - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is suitable for a mixture of retail, office, hotel, residential and civic uses. Stratus has entered into a negotiation period with the City of Austin to reach agreement on the project’s design and transaction terms and structure.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Lantana community, the Barton Creek community, the Circle C community, Deerfield and the proposed development of a mixed-use project in downtown Austin. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Real estate	$11,038	$2,252
Rental income	387	307
Commissions, management fees and other	265	158
Total revenues	11,690	2,717
Cost of sales:
Real estate, net	7,547	1,892
Rental	324	328
Depreciation	186	189
Total cost of sales	8,057	2,409
General and administrative expenses	1,739	1,284
Total costs and expenses	9,796	3,693
Operating income (loss)	1,894	(976)
Interest expense, net	(179)	(111)
Interest income	14	27
Income (loss) from continuing operations before income taxes	1,729	(1,060)
Income tax benefit[a]	6,386	-
Income (loss) from continuing operations	8,115	(1,060)
Income from discontinued operations (including a gain on sale of
$7,834, net of taxes of $1,928, in 2006)[b]	8,187	148
Net income (loss) applicable to common stock	$16,302	$(912)

Basic net income (loss) per share of common stock:
Continuing operations[a]	$1.12	$(0.15)
Discontinued operations[b]	1.13	0.02
Basic net income (loss) per share of common stock	$2.25	$(0.13)

Diluted net income (loss) per share of common stock:
Continuing operations[a]	$1.06	$(0.15)
Discontinued operations[b]	1.06	0.02
Diluted net income (loss) per share of common stock	$2.12	$(0.13)

Average shares of common stock outstanding:
Basic	7,242	7,216
Diluted	7,697	7,216

a.	Reflects the tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.
b.	Relates to the operations of 7000 West, which Stratus sold on March 27, 2006.

I

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$301 and $387, respectively	$9,064	$1,901
Accounts receivable	741	112
Deposits, prepaid expenses and other	891	849
Discontinued operations[a]	-	12,230
Total current assets	10,696	15,092
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	127,000	127,450
Property held for sale - undeveloped	16,129	16,071
Property held for use, net	9,353	9,452
Investment in Crestview	3,820	4,157
Deferred tax asset	6,386	-
Other assets	2,198	1,664
Total assets	$175,582	$173,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,345	$6,305
Accrued interest, property taxes and other	2,571	3,710
Current portion of long-term debt	2,172	169
Current tax liability	591	-
Discontinued operations[a]	-	12,036
Total current liabilities	10,679	22,220
Long-term debt	45,260	50,135
Other liabilities	6,713	7,364
Total liabilities	62,652	79,719

Stockholders’ equity:
Preferred stock	-	-
Common stock	75	74
Capital in excess of par value of common stock	184,197	182,007
Accumulated deficit	(66,641)	(82,943)
Unamortized value of restricted stock units	-	(567)
Common stock held in treasury	(4,701)	(4,404)
Total stockholders’ equity	112,930	94,167
Total liabilities and stockholders' equity	$175,582	$173,886

a.	Relates to the assets and liabilities of 7000 West, which Stratus sold on March 27, 2006.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2006	2005
Cash flow from operating activities:
Net income (loss)	$16,302	$(912)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations[a]	(8,187)	(148)
Depreciation	186	189
Cost of real estate sold	6,559	1,442
Deferred income taxes	(6,386)	-
Stock-based compensation	447	70
Deposits and other	(533)	(297)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(672)	42
Accounts payable, accrued liabilities and other	(2,750)	3,344
Net cash provided by continuing operations	4,966	3,730
Net cash provided by discontinued operations[a]	374	352
Net cash provided by operating activities	5,340	4,082

Cash flow from investing activities:
Purchases and development of real estate properties	(6,039)	(6,458)
Partial return of investment in Crestview	337	-
Development of commercial leasing properties and other
expenditures	(96)	(79)
Net cash used in continuing operations	(5,798)	(6,537)
Net cash provided by (used in) discontinued operations[a]	10,022	(19)
Net cash provided by (used in) investing activities	4,224	(6,556)

Cash flow from financing activities:
Borrowings from revolving credit facility	7,500	6,500
Payments on revolving credit facility	(9,507)	(2,447)
Borrowings from project loans	2,236	468
Repayments on project loans	(3,101)	(1,064)
Net proceeds from exercised stock options	725	41
Purchases of Stratus common shares	(254)	(335)
Net cash (used in) provided by continuing operations	(2,401)	3,163
Net cash used in discontinued operations[a]	-	(36)
Net cash (used in) provided by financing activities	(2,401)	3,127
Net increase in cash and cash equivalents	7,163	653
Cash and cash equivalents at beginning of year	1,901	379
Cash and cash equivalents at end of period	9,064	1,032
Less cash at discontinued operations[a]	-	(121)
Less cash restricted as to use	(301)	(123)
Unrestricted cash and cash equivalents at end of period	$8,763	$788

a.	Relates to 7000 West, which Stratus sold on March 27, 2006.

III